EXHIBIT 23.3

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of Pumatech, Inc. of our report dated October 20, 2003 relating to the financial statements of Spontaneous Technology, Inc., which appears in the Current Report on Form 8-K/A of Pumatech, Inc. filed October 28, 2003.

/s/    PRICEWATERHOUSECOOPERS LLP

Salt Lake City, Utah

December 10, 2003